Exhibit 99.1

Contact: Yvonne Gill
July 11, 2014	570-724-0247
yvonneg@cnbankpa.com

C&N Announces SECOND QUARTER 2014 UNAUDITED Financial RESULTS

For Immediate Release:

Wellsboro, PA – Citizens & Northern Corporation (C&N) announced its unaudited, consolidated financial results for the three-month and six-month periods ended June 30, 2014.

Second quarter 2014 net income of $4,163,000, or $0.33 per basic and diluted share, was down slightly from $0.35 per basic share and $0.34 per diluted share in the first quarter 2014 and down from $0.40 per basic and diluted share in the second quarter 2013. Net income for the six months ended June 30, 2014 totaled $8,451,000, or $0.68 per basic and diluted share, representing an annualized return on average assets of 1.38% and an annualized return on average equity of 9.16%. Net income for the first six months of 2014 was down from $0.78 per share for the first six months of 2013.

Highlights related to C&N’s earnings results were as follows:

•	Net interest income totaled $10,273,000 in the second quarter 2014, up from $10,118,000 in the first quarter 2014 and down 6.1% from $10,940,000 in the second quarter 2013. For the first six months of 2014, net interest income of $20,391,000 was down $1,596,000 (7.3%) from the first six months of 2013. In 2013 and the first six months of 2014, yields earned on securities and loans have fallen by more than interest rates paid on deposits and borrowings. Also, the average balance of loans outstanding was $38.2 million (5.7%) lower in the first six months of 2014 as compared to the first six months of 2013. The net interest margin was 3.84% in the second quarter 2014, down from 3.89% in the first quarter 2014. For the first six months of 2014, the net interest margin was 3.86% as compared to 4.16% for the first six months of 2013.

•	The provision for loan losses was $446,000 in the second quarter 2014 as compared to a credit (reduction in expense) of ($311,000) in the first quarter 2014 and a provision of $66,000 in the second quarter 2013. For the first six months of 2014, the provision for loan losses totaled $135,000 as compared to a provision of $249,000 for the first six months of 2013. The higher provision for loan losses in the second quarter 2014 included an increase in the collectively determined portion of the allowance for loan losses as a result of an increased level of net charge-offs. C&N recorded net charge-offs totaling $1,522,000 in the second quarter 2014, including a charge-off of $1,486,000 related to one commercial loan relationship for which a specific allowance had been established in previous quarters.

•	Noninterest revenue totaled $3,980,000 in the second quarter 2014, up $229,000 from the first quarter 2014 but $211,000 lower than in the second quarter 2013. For the first six months of 2014, noninterest revenue was $303,000 (3.8%) lower than in the first six months of 2013. Gains from sales of residential mortgage loans totaled $416,000 in the first six months of 2014, down from $1,056,000 in the first six months of 2013, as volume fell mainly because of higher interest rates. Total Trust and brokerage revenue of $2,654,000 in the first six months of 2014 was $284,000 (12.0%) higher than the total in the first six months of 2013.

•	Realized gains from available-for-sale securities totaled $103,000 in the second quarter 2014 as compared to $31,000 in the first quarter 2014 and $100,000 in the second quarter 2013. In the first six months of 2014, realized gains from securities totaled $134,000. In comparison, in the first six months of 2013, C&N generated gains from sales of securities totaling $1,259,000 and also incurred losses from prepayment of borrowings of $1,023,000.

•	Noninterest expenses, excluding losses from prepayment of borrowings, totaled $8,347,000 in the second quarter 2014, down from $8,524,000 in the first quarter 2014 and $8,520,000 in the second quarter 2013. Pensions and other employee benefit costs were $166,000 lower in the second quarter 2014 than in the first quarter 2013, mainly due to the timing of payroll taxes and other payroll-related expenses that are typically highest in the first quarter of each year. In the first six months of 2014, total noninterest expenses, excluding losses from prepayment of borrowings, were $202,000 (1.2%) lower than in the first six months of 2013. The reduction in noninterest expenses in the first six months of 2014 included decreases in professional fees of $326,000 and ATM and interchange processing expense of $155,000, while pensions and other employee benefit expenses increased $183,000, mainly due to higher health care costs, and occupancy expenses increased $123,000 due to higher weather-related maintenance expenses.

Other Information:

Changes in other unaudited financial information are as follows:

•	Total assets amounted to $1,256,205,000 at June 30, 2014, up from $1,235,139,000 at March 31, 2014 and $1,228,344,000 at June 30, 2013.

•	Net loans outstanding (excluding mortgage loans held for sale) were $614,347,000 at June 30, 2014, down from $617,475,000 at March 31, 2014 and down $33.4 million (5.2%) from $647,772,000 at June 30, 2013.

•	The outstanding balance of residential mortgages originated by C&N and sold to third parties, with servicing retained, totaled $150,725,000 at June 30, 2014, up from $147,391,000 at March 31, 2014 and $126,489,000 at June 30, 2013.

•	Total nonperforming assets as a percentage of assets was 1.44% at June 30, 2014, the same as at March 31, 2014 and up from 0.80% at June 30, 2013. The increase in this ratio has resulted mainly from classification of two large commercial loans as nonaccrual.

•	Deposits and repo sweep accounts totaled $983,876,000 at June 30, 2014, up from $966,563,000 at March 31, 2014 and $955,156,000 at June 30, 2013.

•	Total shareholders’ equity was $189,173,000 at June 30, 2014, up from $184,762,000 at March 31, 2014 and $179,361,000 at June 30, 2013. Tangible common equity as a percentage of tangible assets was 14.24% at June 30, 2014, up from 13.76% a year earlier.

•	Assets under management by C&N’s Trust and Financial Management Group amounted to $824,279,000 at June 30, 2014, an increase of 13.3% from a year earlier, reflecting the effect of new accounts as well as net appreciation in asset values.

Citizens & Northern Corporation is the parent company of Citizens & Northern Bank, a local, independent community bank providing complete financial, investment and insurance services through 26 full service offices throughout Tioga, Bradford, Sullivan, Lycoming, Potter, Cameron and McKean counties in Pennsylvania and in Canisteo and South Hornell, NY. C&N can be found on the worldwide web at www.cnbankpa.com. The Company’s stock is listed on NASDAQ Capital Market Securities under the symbol CZNC.

Safe Harbor Statement: Except for historical information contained herein, the matters discussed in this release are forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the following: changes in monetary and fiscal policies of the Federal Reserve Board and the U.S. Government, particularly related to changes in interest rates; changes in general economic conditions; legislative or regulatory changes; downturn in demand for loan, deposit and other financial services in the Corporation’s market area; increased competition from other banks and non-bank providers of financial services; technological changes and increased technology-related costs; changes in management’s assessment of realization of securities and other assets; and changes in accounting principles, or the application of generally accepted accounting principles. Citizens & Northern disclaims any intention or obligation to publicly update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.